Exhibit 99.1

Aridis Pharmaceuticals Enters Into Equity Purchase and Option Agreements with The Serum Institute of India, Ltd for Exclusive License to Products and MabIgX® Platform Technology

•            $10 million of equity purchased at a premium of approximately 31%

•            License agreement includes a $15 million up-front payment

SAN JOSE, Calif., July 30, 2019 /PRNewswire/ — Aridis Pharmaceuticals, Inc. (Nasdaq: ARDS), a biopharmaceutical company focused on the discovery and development of targeted immunotherapies using fully human monoclonal antibodies (mAbs) to treat life-threatening bacterial infections, announced today that it has entered into an option agreement with the Serum International BV (“SIBV”), an affiliate of Serum Institute of India, Ltd., the world’s largest vaccine manufacturer by dose units. The agreement grants SIBV the option to license multiple programs from Aridis and access the Company’s MabIgX® platform technology for asset identification and selection.  As part of the option agreement, SIBV made an equity investment of $10 million whereby Aridis will issue 801,820 shares of its restricted common stock to SIBV at a price of approximately $12.47 per share which represents approximately 31% premium to yesterday’s closing share price. In addition, Aridis received an upfront cash payment of $5 million upon execution of this option agreement and will receive an additional $10 million upon execution of the license agreement by August 31, 2019. The upfront payment is refundable should the parties not complete the license agreement.  Furthermore, under the license agreement, Aridis will receive future milestone payments for achieving product development and commercial objectives, along with royalties on net sales.

“I am pleased to reach agreement for a comprehensive licensing relationship with the Serum Institute, who has built formidable capabilities in monoclonal antibody development and manufacturing as part of its plan to expand into biotherapeutics and transition to a major global biotechnology company,” commented Vu Truong, Ph.D., Chief Executive Officer of Aridis Pharmaceuticals.

Under the terms of the agreement, SIBV has the option to in-license Aridis’ clinical stage programs AR-301(ventilator associated pneumonia), AR-105 (ventilator associated pneumonia), and AR-101 (hospital acquired pneumonia): these license rights will be exclusive and to a limited territory, which includes territories outside of  the U.S., Europe, Canada, UK, China, Australia, New Zealand and Japan. The option includes the right to acquire an exclusive, worldwide license (excluding China) to AR-201, a preclinical fully human mAb for the prevention of respiratory syncytial virus (RSV). In addition, under the agreement SIBV may elect to collaborate with Aridis to utilize MabIgX® to identify and advance up to 5 wholly-owned programs for the treatment of infectious diseases of import to the developing world. MabIgX® is Aridis’ proprietary technology platform to rapidly identify rare, potent antibody-producing B-cells from patients who have successfully overcome an infection to produce mAbs.

“This strategic alliance provides a commercial gateway for our monoclonal antibody (mAb) immunotherapies to be implemented in emerging markets, where the Serum Institute has strong commercial presence. More importantly because our targeted anti-infective immunotherapies are effective against antibiotic resistant infections, which are frequently common in developing world and emerging market countries, this partnership allows for the introduction of much needed innovative medicines to regions of the world where antimicrobial resistance is particularly high,” said Dr. Truong.

“We are excited by the potential to establish a multi-faceted relationship with Aridis as it represents a unique opportunity to add important assets to our commercial product portfolio while bolstering our development pipeline,” commented Adar C. Poonawalla, Chief Executive Officer of Serum Institute. “We are encouraged by the data demonstrated to date by these programs, view the MabIgX® platform as a promising source for additional pipeline candidates, and are excited to invest in an anti-infective company with a novel approach to treating bacterial diseases using fully human monoclonal antibodies (mAbs).”

About Serum Institute of India, Ltd.

Serum Institute of India Pvt. Ltd. is the world’s largest vaccine manufacturer by number of doses produced and sold globally (more than 1.3 billion doses) which includes Polio vaccine as well as Diphtheria, Tetanus, Pertussis, Hib, BCG, r-Hepatitis B, Measles, Mumps and Rubella vaccines. It is estimated that about 65% of the children in the world receive at least one vaccine manufactured by Serum Institute. Vaccines manufactured by the Serum Institute are accredited by the World Health Organization, Geneva and are being used in around 170 countries across the globe in their national immunization programs, saving millions of lives throughout the world. The Serum Institute also manufactures and commercializes recombinant protein products such as anti-sera, monoclonal antibodies, human erythropoietin.

Serum Institute of India is ranked as India’s No. 1 biotechnology company, manufacturing highly specialized life-saving biologicals using cutting edge genetic and cell-based technologies, antisera and other medical specialties.

Serum Institute of India was founded in 1966 by Dr. Cyrus Poonawalla with the aim of manufacturing life-saving immuno-biologicals, which were in shortage in the country and imported at high prices. Thereafter, several life-saving biologicals were manufactured at prices affordable to the common man and in abundance, with the result that the country was made self-sufficient for Tetanus Anti-toxin and Anti-snake Venom serum, followed by DTP (Diphtheria, Tetanus and Pertussis) group of Vaccines and then later on MMR (Measles, Mumps and Rubella) group of vaccines. Additional information is available at the Company’s website at www.seruminstitute.com.

About Aridis Pharmaceuticals, Inc.

Aridis Pharmaceuticals, Inc. discovers and develops anti-infectives to be used as add-on treatments to standard-of-care antibiotics. The Company is utilizing its proprietary MabIgX® technology platform to rapidly identify rare, potent antibody-producing B-cells from patients who have successfully overcome an infection to produce mAbs. These mAbs are already of human origin and functionally optimized for high potency by the donor’s immune system, hence they do not require genetic engineering or further optimization to achieve full functionality and high mAb productivity. MabIgX® also allows for the selection of any antibody isotype depending on the optimal effector function required for treating the target infection. By bypassing the humanization and binding sequence optimization steps, and the entire process of generation of genetically engineered antibody producing cell lines, MabIgX® enables high gross-margins and expedited progression to clinical development.

The Company has generated multiple clinical stage mAbs targeting bacteria that cause life-threatening infections such as ventilator associated pneumonia (VAP) and hospital acquired pneumonia (HAP). The use of mAbs as anti-infective treatments represents an innovative therapeutic approach that harnesses the human immune system to fight infections and is designed to overcome the deficiencies associated with broad spectrum antibiotics, which is the current standard of care. Such deficiencies include, but are not limited to, increasing drug resistance, short duration of efficacy, disruption of the normal flora of the human microbiome, and lack of differentiation among current treatments. The mAb portfolio is complemented by a non-antibiotic novel mechanism small molecule anti-infective candidate being developed to treat lung infections in cystic fibrosis patients. The company’s pipeline is highlighted below:

Aridis’ Pipeline

AR-301 (ventilator associated pneumonia). AR-301 is a fully human immunoglobulin 1, or IgG1, mAb currently in Phase 3 clinical development targeting gram-positive S. aureus alpha-toxin in ventilator-associated pneumonia, or VAP, patients.

AR-105 (ventilator associated pneumonia). AR-105 is a fully human IgG1 mAb targeting gram-negative P. aeruginosa alginate in VAP patients. AR-105 is currently being evaluated in a global Phase 2 clinical study.

AR-101 (hospital acquired pneumonia). AR-101 is a fully human immunoglobulin M, or IgM, mAb targeting P. aeruginosa liposaccharide serotype O11, which accounts for approximately 22% of all P. aeruginosa hospital acquired pneumonia cases worldwide. A plan for the next clinical study will be communicated following the availability of Phase 2 clinical data for AR-105.

AR-501 (cystic fibrosis). AR-501 is an inhaled formulation of gallium citrate with broad-spectrum anti-infective activity being developed to treat chronic lung infections in cystic fibrosis patients.  This program is currently in a Phase 1/2a clinical study in healthy volunteers and CF patients.

AR-401 (blood stream infections). AR-401 is a fully human mAb currently in preclinical development aimed at treating infections caused by gram-negative Acinetobacter baumannii.

AR-201 (RSV infection). AR-201 is a fully human IgG1 mAb currently in preclinical development aimed at neutralizing diverse clinical isolates of respiratory syncytial virus (RSV).

For additional information on Aridis Pharmaceuticals, please visit https://aridispharma.com/.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties.  These statements may be identified by the use of words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend” or other similar terms or expressions that concern Aridis’ expectations, strategy, plans or intentions. These forward-looking statements are based on Aridis’ current expectations and actual results could differ materially.  There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements.  These factors include, but are not limited to, the timing of regulatory submissions, Aridis’ ability to obtain and maintain regulatory approval of its existing product candidates and any other product candidates it may develop, approvals for clinical trials may be delayed or withheld by regulatory agencies, risks relating to the timing and costs of clinical trials, risks associated with obtaining funding from third parties, management and employee operations and execution risks, loss of key personnel, competition, risks related to market acceptance of products, intellectual property risks, risks associated with the uncertainty of future financial results, Aridis’ ability to attract collaborators and partners and risks associated with Aridis’ reliance on third party organizations.  While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Actual results could differ materially from those described or implied by such forward-looking statements as a result of various important factors, including, without limitation, market conditions and the factors described under the caption “Risk Factors” in Aridis’ 10-K for the year ended December 31, 2018 and Aridis’ other filings made with the Securities and Exchange Commission. Forward-looking statements included herein are made as of the date hereof, and Aridis does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Contact:

Investor Relations

Jason Wong

Blueprint Life Science Group

jwong@bplifescience.com

(415) 375-3340 Ext. 4

SOURCE Aridis Pharmaceuticals, Inc.